77C: Submission of matters to a vote of security holders

At a special meeting of all shareholders of Merrill Lynch Disciplined Equity Fund, Inc. held on August 15, 2006, the results were as follows:

PROPOSAL 1.

     To approve a new investment advisory agreement between the Fund and BlackRock Advisors, Inc. or its successor (“BlackRock Advisors”). With respect to Proposal 1, the shares of the Fund were voted as follows:

For

Against

Abstain

1,451,089

38,835

31,048

PROPOSAL 3.

     To approve a contingent subadvisory agreement between the Fund’s Advisor and BlackRock Advisors (the “BlackRock Subadvisor”).  With respect to Proposal 3, the shares of the Fund were voted as follows:

For

Against

Abstain

1,444,447

43,899

32,627

At an additional special meeting of all shareholders of Merrill Lynch Disciplined Equity Fund, Inc. also held on August 15, 2006, the results were as follows:

PROPOSAL 1.

     To approve an Agreement and Plan of Reorganization of Merrill Lynch Disciplined Equity Fund, Inc. into Merrill Lynch Large Cap Core Fund, Inc. With respect to Proposal 1, the shares of the Fund were voted as follows:

For

Against

Abstain

1,376,643

24,702

57,188